Exhibit 99.1

This statement on Form 3 is filed jointly by each of the undersigned. The principal business address of each of these reporting persons is 1122 Oberlin Road Suite 200 Raleigh, NC 27605.

Name of Designated Filer: Peter Graham

Date of Event Requiring Statement: October 20, 2021

Issuer Name: Thrive Acquisition Corporation (THAC)

GR Sleep LLC

By:	/s/ Peter Graham
Name:	Peter Graham
Title:	Member

By:	/s/ Peter Graham
Name:	Peter Graham
Title:	Director